UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 27, 2006

Date of Report (Date of earliest event reported)

HORIZON HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-13626	75-2293354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 WATERS RIDGE DRIVE

LEWISVILLE, TEXAS 75057-6011

(Address of principal executive offices and zip code)

(972) 420-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The Company announced on January 27, 2006, that it had amended its revolving credit facility agreement. The revolving credit facility, as amended, was increased from $125 million to $175 million. The Company has approximately $97.6 million outstanding and approximately $72.0 million available after letter of credit obligations under the revolving credit facility as of February 1, 2006. In connection with this amendment, SunTrust Bank was added to the Company’s existing banks, which include JPMorgan Chase Bank (which also serves as agent); Bank of America, National Association; Wells Fargo Bank, National Association; Key Bank, National Association; Wachovia Bank, National Association; and Amegy Bank, National Association. The facility is available for acquisitions and working capital purposes and expires May 31, 2010.

A copy of the amendment, the increased commitment supplement, and the press release issued by the Company are attached as exhibits to this report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.		Description of Exhibit

Exhibit 10.1	*	Second Amendment to Third Amended and Restated Credit Agreement dated as of January 26, 2006, between Horizon Health Corporation and Horizon Mental Health Management, Inc. as Borrowers and JPMorgan Chase Bank as Agent, and the banks named therein.

Exhibit 10.2	*	Increased Commitment Supplement dated as of January 26, 2006, between Horizon Health Corporation and Horizon Mental Health Management, Inc. as Borrowers and JPMorgan Chase Bank as Agent, and the banks named therein.

Exhibit 99.1		Press Release dated January 27, 2006

* The schedules and exhibits to the agreements have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit to the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON HEALTH CORPORATION

Date: February 2, 2006	By:	/s/ John E. Pitts
John E. Pitts
Executive Vice President, Finance and CFO